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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [X] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                      ILLINOIS SUPERCONDUCTOR CORPORATION
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                (Name of Registrant as Specified in Its Charter)
                      ILLINOIS SUPERCONDUCTOR CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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                      ILLINOIS SUPERCONDUCTOR CORPORATION

Script Outline for Investor Call - June 13, 2000

          GEORGE CALHOUN, CHIEF EXECUTIVE OFFICER: BEFORE I BEGIN, I WOULD LIKE TO SAY THAT MY REPORT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH REFLECT THE COMPANY'S CURRENT EXPECTATIONS REGARDING THE FUTURE RESULTS OF OPERATIONS, PERFORMANCE AND ACHIEVEMENTS OF THE COMPANY. I WILL TRY TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS THROUGH USE OF WORDS SUCH AS "ANTICIPATES," "BELIEVES," "ESTIMATES," "EXPECTS," "PLANS," "INTENDS" AND SIMILAR EXPRESSIONS. THESE STATEMENTS REFLECT THE COMPANY'S CURRENT BELIEFS AND ARE BASED ON INFORMATION CURRENTLY AVAILABLE TO IT. ACCORDINGLY, THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, SUCH STATEMENTS. THE COMPANY'S ANNUAL REPORT ON FORM 10-K CONTAINS A DESCRIPTION OF SOME OF THESE RISKS, UNDER THE CAPTION "RISK FACTORS." THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO SUCH FORWARD-LOOKING STATEMENTS.

          I would also like to introduce Larry Dennedy of Mackenzie Partners, the Company's proxy solicitor, who is here today with me and is available to answer questions after the presentation.

Agenda for the Call

          1. The main item of business for this call is to discuss the decision which we announced last week

                -     To issue a Revised Proxy Statement
                - To reset the Record Date for voting on the items in the Proxy

          2. Regarding the revision of the proxy statement, this was triggered mainly by the announcement of the pending acquisition of Spectral Solutions Inc., a thin-film HTS company, which we announced on May 17; as a result of this move, we are required to file amended financial information

          3. Regarding the new record date, while it was not a legal requirement to set a new date, we felt that it was a good idea for several reasons:

                - More than two months have elapsed since the first record date of April 10

                - Any shareholders who have purchased our shares since that date would not be able to vote on the proxy items unless we reset the date

                - There has been heavy trading in our stock since that date, and we believe that many of the shareholders of record as of the original date may no longer hold our shares, while many current shareholders have purchased since that date; thus, we think that in the interest of fairness, it is appropriate to reset the date and re-count the vote

          4. The resolutions which are being submitted for shareholder vote in the revised proxy statement have not changed from the original proxy statement. They deal with the same four issues, namely:

                -     Election of directors
                -     Appointment of the audit firm
                -     Approval of the Employee Stock Option Plan




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                -     Approval of an Increase in the Number of Authorized Shares

          5. There are also different voting requirements on these resolutions. For the first two items, either the individual shareholder or his/her broker can vote. We have actually received overwhelming approval for these first two resolutions already. For the last two items, however, broker regulations require that only individual shareholders (not brokers) can vote on changes to the capital structure such as an expansion of the number of authorized shares of common stock. In other words, we need a majority of the actual shares to be voted in favor of these resolutions by their actual owners in order to ratify them. This means that we have to actually make contact with each individual shareholder and obtain his/her vote.

          6. The combination of this requirement, together with the turnover in the ranks of the shareholders since April 10, have led to a slow process of accumulation of the necessary votes. While a large majority of those shareholders voting on these resolutions have voted in favor of them, the process of tracking down enough shareholders of record (as of April 10) to reach the needed absolute majority has been proceeding very slowly. Many shareholders of record (i.e., shareholders who held shares on April 10) no longer actually own the shares, and finding them and encouraging them to vote on these resolutions, pertaining to a company they may no longer have an interest in, can be quite challenging. Also, the solicitation was becoming quite expensive. This is another reason to reset the record date. We can restart the proxy solicitation process in a more organized manner, with a much more current list of actual shareholders.

          7. Therefore, ISC shareholders will be receiving a new proxy statement and a new proxy card. These materials were mailed yesterday. They should be reaching you this week. If people do not receive the materials by the end of the week, or if they have questions about the solicitation, they should contact Mackenzie Partners. While previously completed proxy cards will remain effective in some cases, we urge people to submit the new proxy card to make sure their vote is counted. We hope that the new process will go much more smoothly and quickly.

          8. I certainly want to encourage all shareholders to vote in favor of all the resolutions. I want to take now a few more moments to tell you why these resolutions are good for the company, and why you should vote Yes.

Comments on the Employee Stock Option Plan

          1. I would like to address a few comments first to the resolution regarding the approval of the Employee Stock Option Plan.

          2. In any high-tech company like ISC, one of the most important assets of the company is its people. To accomplish our business plans, we have to be able to attract and retain high quality people--engineers, scientists, sales/marketing, and executive talent.

          3. In today's economy, to attract and hold key people, a company has to use stock options. This has become an essential component of any compensation package. It is very good for the company, because it means that our current cash compensation costs are lower. Our employees are effectively participating with all the shareholders in the risk-reward equation of the company. If they can achieve the technical and business goals, they will benefit from the appreciation of their options. This gives them a stake in the



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                company, and incentivizes them to meet the goals we set.

          4. The stock options are not gifts. They are earned. They vest over a four year period -- 10/20/30/40 percent. An employee has to stay with us to enjoy the benefits of an option grant.

          5. The stock options normally have no tangible value at the time of the grant, because they are not yet vested and are granted at the current market price. They will only have value if the company is successful over time and this gives the employees a real stake in the company's success.

          6. The specific amount of options granted to employees is determined on a case by case basis, must be approved by the Compensation Committee of the Board of Directors, and must account for the competitive conditions of the employment market. We are competing with other companies when we offer options, and just as our salaries must be "in line" with general industry benchmarks, so too must our option packages. In fact, SEC regulations now require us to report extensively on the use of options, their value, and other competitive comparisons with companies that are in the same industry. For example, we looked at the amount of shares or options owned by management of other comparable companies, and even with the new grants the ownership position of management is still lower than for some of our competitors.

          7. Until recently, no employee held options that were in the money and vested. When I joined the Company, I believe not one single employee held a vested in-the-money option. This can be a real problem when trying to hire and retain key employees.

          8. So -- I strongly urge you to vote in favor of the option program. This is an absolutely normal part of any high-tech company, and I cannot run this company effectively without it. I need to be able to recruit the people we need, and to retain the people we have. If we can't use options, it will certainly increase the cash compensation we would be forced to pay. And quite simply, we might not be able under any circumstances to attract many of the most valuable people without options. Every key employee in today's high-tech economy expects to receive options as a part of his/her compensation package.

          9. One final note on this Option Program: It used to be that the Option Program was limited in terms of the total number of shares in the plan, as this one is, but had no limit on individual grants. This was the way that all Option Programs used to be constructed. Recently, the IRS has stepped in and has required that in order to obtain certain favorable tax treatments for the company, there must be a limit on individual grants as well. Our previous limit was 100,000 shares. We believe this number is too low for recruiting certain key executives. For this reason, we have set a limit of 500,000 shares per person per year. This is not intended as a guideline for actual grants. It is a limit to meet the IRS requirements. It was set high enough to allow for the normal administration of the plan, in our judgment.

Increase in the Number of Authorized Shares

          1. The other important resolution that requires approval by individual shareholders is the proposed increase in the number of authorized shares of common stock.

          2. Why are we asking for this? The main reason is that we need these shares to be




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                able to pursue various strategic objectives in the course of our business. For example, we have announced the purchase of SSI for
                3.5 million shares of ISC common stock. We might have paid cash for SSI, but it is much better for the company and in my view much better for the current shareholders if we can acquire SSI for stock rather than cash. If we had to use cash -- at today's prices -- we would have to pay more than $20 million for SSI. It is a much better deal for us to be able to use our stock, and to take advantage of our market value as leverage in this sort of acquisition.

          3.    We need to expand the authorized shares in order to have those
                3.5 million shares to pay for the SSI acquisition. In fact, this is really the main outstanding condition for us to be able to close the SSI deal. If the resolution increasing the number of authorized shares is not approved, it is quite likely that we cannot complete the SSI transaction. I will tell you more in a few minutes about why this transaction is so strategically important for our company. But the fact is that I need the additional shares that will be authorized by the approval of this resolution in order to complete the deal.

          4. But SSI requires only 3.5 million shares -- why are we seeking the authorization of 250 million shares? Well, you can infer from this that we expect to make other similar moves in the future, or at least we would like to be in a position to do so. We will need additional shares for a number of possible undertakings in the future, including:

                - Any other acquisitions, similar to SSI, that might strengthen our technical and business base; I think there are interesting opportunities that we may come across, and I want to be able to use our equity as the means of completing any such transaction -- but I need new authorized shares to do that.

                - The retirement of debt -- we currently owe a substantial amount in convertible debt instruments, which were part of the earlier financings of the company that enabled the company to survive and continue in business; I would like to be able to convert this debt to common equity and take it off our balance sheet, but I need new authorized shares to do that.

                - New financing -- I believe that we should be in a position to consider raising additional funds, additional capital, to expand and strengthen our company for 3G and other opportunities; I have previously indicated that I would like to find strategic investors, or blue-chip financial investors, to strengthen our shareholder base. But to do this, I need new authorized shares.

                - Employee options -- I do not currently have enough authorized shares for the options we have granted to our employees. They have been confident enough in the company and in the good judgment of the shareholders to accept options subject to shareholder approval. In other words, they are working for you, based on their assumption that you will approve the options in their employment packages -- which they still have to earn and to render valuable through achieving the success of the company's programs. To hold up my end of the bargain with them, I need new authorized shares.

                - Any stock split or stock dividend or rights offering will also require additional shares. These are not things that we are currently contemplating, but I wouldn't rule out such steps in the future. But to even think about things like this, I need new authorized shares.



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                -     Finally, regarding two items that I know are of interest
                      to some of you, the authorization of additional shares is a precondition for both relisting the stock on NASDAQ, and for obtaining a clear "going-concern" opinion from our auditors, Ernst & Young.

          5. In short, it is normal for any company to have a significant pool of potentially issuable shares of its stock, already authorized by the shareholders, to allow the company to pursue various business goals like the ones I have described here. In fact, it is normal (in my experience) for a company to have 2-3 times the number of authorized shares as compared to currently issued shares. When a company reaches its limit on authorized shares, it is very typical to go back to the shareholders for additional authorized shares. As a matter of fact, several of the companies that I happen to have ordinary investments in are seeking share expansions in their proxy statements this year.

          6. Why 250 million shares? Well, the total committed shares today -- including the conversion of our debt and outstanding options and warrants, and including the SSI acquisition -- comes to approximately 100 million shares today. We have made this number clear in our previous press releases. So we are asking for authorization of about 2.5 times the real existing base. I believe this is reasonable and in line with many other companies in our industry. In fact, I would point out that both of our main competitors, Super Tech & Conductus, have authorized additional shares for issuance.

          7. One other point to emphasize: The authorization of these shares is not the same as the issuance of the shares. We will only issue shares for value received, either in capital (if we raise money), or in other assets (if we make an acquisition), or to retire debt, or to attract and hold employees, or to support share splits, rights offerings, and the like. The decision to issue shares is subject to the Board's approval, and subject to your scrutiny and review. We are a public company and everything we do, especially as it relates to the issuance of new shares for a legitimate business purpose, is subject to full SEC disclosure, and we on the Board and as Officers of the company are required to exercise our fiduciary responsibility on behalf of the shareholders in anything that we do.

          8. This is a normal aspect of adjusting the capital structure of a growing company. Our market value has increased by more than ten times in the past six months, and we have many opportunities in front of us now that we may not have had previously. We need to have the ability to issue additional shares to complete various strategic business steps, including the SSI acquisition. And since it is the most concrete example of this kind, I would now like to take a few additional moments to comment on the rationale for the SSI acquisition, and what it means for our company and your value as shareholders.

SSI Comments

          Repeat comments made in my Address to the Shareholders on May 17 in connection with the SSI transaction.